Exhibit 21

                           Subsidiaries of the Company

Significant Subsidiaries                             State of Incorporation
EliteAgents Mortgage Services, Inc.                  New Jersey
(formerly known as EliteAgents, Inc.)

EliteAgents Leasing Services, Inc.                   Illinois